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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
October 5, 1998

         MANSUR INDUSTRIES INC. ADOPTS COMMON STOCK PURCHASE RIGHTS PLAN

         MIAMI, Florida, October 5, 1998 - Mansur Industries Inc. (NASDAQ:MANS) announced today that its Board of Directors adopted a Common Stock Purchase Rights Plan (the "Rights Plan") and declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of the Company's common stock, par value $.001 per share (the "Common Stock").

         The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are designed to ensure that all shareholders of Mansur Industries, Inc. (the "Company") receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of the Company which might provide inadequate value to shareholders. The Rights Plan is a precaution taken to protect the rights of the Company's shareholders.

         The Rights are intended to enable the Company's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. Paul I. Mansur, the Company's Chief Executive Officer, stated "The Rights Plan is designed to enhance the Board's ability to protect shareholder interests and to ensure that shareholders receive fair treatment in the event any coercive takeover attempt of Mansur Industries is made in the future. The Rights Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action."

         Each Right has an initial exercise price of $75.23 for one share of the Company's Common Stock. The Rights will be exercisable only if a person or group acquires 15% or more of the Company's Common Stock (or 10% of such stock under certain circumstances) or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock (or 10% of such stock under certain circumstances). Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to purchase from the Company the number of shares of the Company's Common Stock having a market value equal to twice the exercise price of the Right.

         If the Company is acquired in a merger or other business combination transaction, or sells more than 50% of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding Common Stock (or 10% of such stock under certain circumstances), each Right (other than Rights owned by such person or group) will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.












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         Following the acquisition by a person or group of 15% or more of the
Company's Common Stock (or 10% of such stock under certain circumstances) and prior to an acquisition of 50% or more of the Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group) at an exchange ratio of one share of Common Stock per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's Common Stock (or 10% of such stock under certain circumstances), the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

         The dividend distribution will be made on or about October 8, 1998, payable to shareholders of record on that date. The Rights will expire on September 30, 2008. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share, and is not taxable to shareholders.

CONTACT: Mansur Industries Inc.
Paul I. Mansur, Chief Executive Officer, 305/593-8015